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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1943,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject of Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1.  Name and Address of Reporting Person*

Ross			James		D.
	(Last)			(First)		(Middle)
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	The University Club, 1 West 53rd Street, Box 9
				(Street)
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	New York		NY		10019
	(City)			(State)		(Zip)
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2.  Issuer Name and Ticker or Trading Symbol
	Vinings Investment Properties Trust
VIPIS
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3.  IRS or Social Security Number of Reporting Person (Voluntary)
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4.  Statement for Month/Year
	3/2000

5.  If Amendment, Date of Original (Month/Year)
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6.  Relationship of Reporting Person to Issuer
	(Check all applicable)

	[  ]  Director				[  ]  10% Owner
	[  ]  Officer (give title below)		[X]  Other (specify below)

		Former Trustee
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7.  Individual or Joint/Group Filing (Check applicable line)

	[X]  Form filed by one Reporting Person
	[   ]  Form filed by more than one Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
												5.
												Amount of		6.			7.
												Securities		Ownership		Nature of
					3.		4.					Beneficially		Form:			Indirect
					Transaction	Securities Acquired (A)			Owned at End		Direct (D)		Beneficial
			2.		Code		or Disposed of (D)			of Month		or Indirect (1)		Ownership
1.			Transaction	(Instr.8)		(Instr.3,4, and 5)				(Instr.3 and 4)		(Instr.4)			(Instru.4)
Title of Security		Date		--------------	----------------------------			-----------------		-------------		-------------
(Instr.3)			(mm/dd/yy)	Code	V	Amount		(A) or (D)	Price
------------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial	3/17/00		S		5000		D		5.45	4000*			D
Interest, without par
value
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
*  If the Form is filed by more than one Reporting Person, see Instruction
    4 (b) (v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*Includes 3,000 Shares that Mr. Ross may acquire upon the exercise of options within 60 days of July 17, 2000.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

																10.
																Owner-
								6.								ship
						5.		Date		7.						Form of
						Number of	Exercisable	Title and				9.		Deriva-
						Derivative	and Expi-	Amount of			Number of 	tive
				3.	4.	Securities	ration Date	Underlying			Derivative	Security:
		2.		Trans-	Trans-	Acquired (A) or	(Month		Securities			Securities	Direct		11.
1.		Conversion	action	action	Disposed of (D)	Day/year)	(Instr.3 and 4)	8.		Beneficially	(D)		Nature of
Title of 		or Exercise	Date	Code	(Instru.3,4,	--------------	-----------------	Price of		Owned at 	or		Indirect
Derivative	Price of		(Month	(Instr.8)	and 5)		Date	Expi-	Title  Amount	Derivative	End of 		Indirect		Beneficial
Security		Derivative	Day/			----------	Exer-	ration	 or Number	Security		Month		(I)		Ownership
(Instr.3)		Security		Year)	Code V	 (A)	(D)	cisable	Date	of Shares	(Instr.5)		(Instr.4)		(Instr.4)		(Instr.4)
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
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None.
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
Explanation of Responses:
-----------------------------------------------------------

	/s/  James D. Ross						July 17, 2000
------------------------------------					---------------------------
	Signature of Reporting Person					Date

**  Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.

	See U.S.C. 1001 and 15 U.S.C, 78ff(a).